Exhibit 10.21

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

SERVICES AGREEMENT (DP)

This Services Agreement (DP) (this “Agreement”), is dated as of this 15th day of March, 2011 (the “Signature Date”), by and between Genomatica, Inc., a Delaware corporation with principal offices located at 10520 Wateridge Circle, San Diego, California 92121 (hereinafter referred to as “Genomatica”), and Tate & Lyle Ingredients Americas, Inc., a Delaware corporation with principal offices located at 2200 East Eldorado Street, Decatur, Illinois 62521 (hereinafter referred to as “T&L”).

RECITALS:

WHEREAS, Genomatica and T&L are concurrently with the execution of this Agreement entering into a Joint Development Agreement (the “JDA”; capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the JDA); and

WHEREAS, Section 3.1(b) of the JDA contemplates that T&L shall provide the services set forth herein during the Demonstration Phase in consideration of certain fees to be paid to T&L in the event that Genomatica enters into the Demonstration Phase.

NOW THEREFORE, Genomatica and T&L agree to the following terms and conditions:

1 SERVICES

1.1 From and after the date on which Genomatica provides T&L with written notice pursuant to Section 3.2(a) of the JDA that Genomatica is electing to enter into the Demonstration Phase (the “Services Effective Date”) until the expiration or earlier termination of this Agreement pursuant to Section 8 (the “Term”), T&L shall provide (a) the services reasonably necessary to perform […***…] (the “Lab Scale Services”) in the fermentation lab facilities located at Building 59 (the “Lab Facility”) and (b) the services reasonably necessary to […***…] (the “Demonstration Services” and, together with the Lab Scale Services, the “Services”) at the T&L Decatur, Illinois demonstration plant, Building 119 (the “Pilot Plant”). For clarification, the Services shall include any services to be performed by T&L during the Demonstration Phase as described in the Development Plan and the JDA except as otherwise agreed to by the JDC in accordance with the JDA.

1.2 The Parties agree that the scope of this Agreement comprises all activities necessary for performance of the Services, including without limitation, the sourcing and storage of the Raw Materials (as defined in Section 5.1), the conduct of the experiments at the Lab Facility and the Pilot Plant, the development of the products set forth on

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Annex A (the “Products”), Product testing, Product storage and by-product handling, all in accordance with standard operating procedures (“SOPs”). The Parties agree that the SOPs shall be developed by […***…]. The SOPs may be revised, including but not limited to revisions to incorporate written instructions or policies provided by Genomatica, upon approval by the JDC, which approval shall not be unreasonably withheld.

1.3 T&L shall provide staffing at the Lab Facility and the Pilot Plant as set forth in the Development Plan; provided, that the […***…] process engineering roles at the Pilot Plant may be filled by employees of either Party upon mutual agreement. If any of such process engineering roles are filled by Genomatica employees, there will be a reduction in the Demonstration Fee (as defined in Section 6.1) by the amount allocated for such [process engineering roles in the Development Plan to reflect that T&L will not be providing such staffing. The JDC will determine the timing for phasing in such staffing and related costs.

1.4 T&L may, directly or through one or more Affiliates, hire or engage one or more Third Parties (each, a “Subcontractor”) to perform any or all of the Services; provided, that T&L shall remain responsible for ensuring that the obligations with respect to the performance of the Services are satisfied with respect to any Service provided by any Subcontractor, and any such Subcontractor shall be subject to a binding written obligation consistent with the provisions regarding ownership of Intellectual Property set forth in Article VIII of the JDA and the provisions regarding confidentiality set forth in Article X of the JDA.

1.5 Genomatica shall furnish T&L with all Genomatica Intellectual Property directly relevant to the Joint Development Program within the Territory which Genomatica or T&L deems reasonably necessary for delivery to T&L in order for T&L to perform the Services pursuant to the limited license granted under Section 9.1 of the JDA. In addition, Genomatica shall provide T&L with such assistance as may be reasonably requested by T&L in order to assist T&L in the performance of the Services. Without limiting the foregoing, Genomatica shall provide T&L with (a) analytical procedures consistent with the Genomatica technology package and (b) a technical design team knowledgeable of Genomatica’s basic data package and material and energy balance and consisting of people with the following areas of expertise: […***…]. Such Genomatica personnel shall be available onsite at the Pilot Plant as determined by the JDC.

2 JOINT DEVELOPMENT COMMITTEE

In order to support the performance of the Services, the JDC, operating in accordance with the procedures set forth in Article V of the JDA, shall perform the activities described below, in addition to such other activities as the Parties agree in writing that the JDC may undertake:

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2.1 The JDC shall be responsible for the development of […***…] (the “Project Plan”). In all cases, the foregoing shall be consistent with the Development Plan.

2.2 The JDC shall be responsible for monitoring the operation of the Pilot Plant, without limiting T&L’s responsibility for providing the Services in accordance with the SOPs, and for approving the Project Plan and approving and managing the budget for the Designs, the EPC Activities, the Equipment and related costs, which shall be consistent with the Development Plan, including the budget for the Demonstration Phase included therein.

2.3 The JDC shall be responsible for setting the best practices to be observed at the Pilot Plant and in providing the Services. The JDC shall also be required to analyze and approve the Designs and the SOPs.

3 LICENSES AND APPROVALS

3.1 Subject to Section 6.1 of the JDA, T&L shall use commercially reasonable efforts to timely obtain and maintain, at its sole cost and expense and for the duration of this Agreement, all approvals, permits and licenses necessary for the performance of its obligations under this Agreement.

3.2 Genomatica shall use commercially reasonable efforts to obtain and maintain, […***…], for the duration of this Agreement, all approvals and licenses necessary for the Products. T&L, […***…], shall support Genomatica in the process of obtaining such Products’ approvals and licenses, by means of providing to Genomatica all documents and information in T&L’s possession that are reasonably requested by Genomatica.

4 PURCHASING OF EQUIPMENT; EXPANSION AND INSURANCE

4.1 The Parties are aware that the provision of the Services requires the acquisition of certain custom equipment specifically designed for and to be used exclusively for the development of the Products (the “Specialized Equipment”) and certain non-custom equipment that is not specific to the development of the Products (the “General Equipment,” and together with the Specialized Equipment, the “Equipment”), in each case as provided in the Development Plan. The Parties agree that T&L, under the direction of the JDC, shall procure and contract the engineering services and the necessary Equipment for the expansion of the Pilot Plant, including the installation of the Equipment, to facilitate the development of the Products (the “Expansion”) and shall oversee all work performed and services provided with respect to the installation of the Equipment and the Expansion; provided, that Genomatica shall make payments for the Equipment and services for the Expansion directly to the vendors thereof or, promptly upon request, shall reimburse T&L for the costs of such Equipment

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and services, subject to reimbursement under the Commercialization Agreement (if applicable); provided, that Genomatica shall make payments to T&L in advance for any capital expenditures. T&L shall, to the extent commercially feasible, assist Genomatica in obtaining the best available prices for the Equipment. T&L shall keep the JDC apprised of any projected cost overruns for the Expansion, and any such overruns must be approved by the JDC. Section 7.2 of the JDA shall apply with respect to all such Equipment. For clarification, the Services shall include maintenance of such Equipment (costs of which are included in the Fee) and coordination of repair of such Equipment, costs of which repairs are not included in the Fee and would be at Genomatica’s expense.

4.2 […***…] for modifications to the Pilot Plant that may be needed to support the installation and operation of the Equipment in accordance with the Development Plan, subject to reimbursement under the Commercialization Agreement (if applicable)]. In the event additional modifications not specified in the Development Plan become necessary, […***…] shall submit a description of the reason for and nature and projected cost of the modifications to the JDC.

4.3 During the Term, […***…], shall obtain and maintain insurance for the Lab Facility, the Pilot Plant and the Equipment in accordance with Annex B; […***…].

5 SUPPLY OF RAW MATERIALS; PRODUCT STORAGE AND SHIPMENT

5.1 T&L shall be solely responsible for procurement and receipt of raw materials described on Annex C (“Raw Materials”) and for providing all utilities and ancillary infrastructure necessary to perform the Services in the Lab Facility and the Pilot Plant, including, without limitation, water and waste facilities, electricity, steam, and phone and internet services.

5.2 T&L shall use commercially reasonable efforts to procure Raw Materials conforming to the specifications contained in the SOPs in such quantities and at such times as required to enable development of the Products required under the Development Plan.

5.3 During the Term, Genomatica […***…] shall obtain and maintain product liability insurance in commercially reasonable amounts for the Products.

5.4 T&L shall be solely responsible for the handling and storage of Raw Materials at the Pilot Plant, which shall be done in accordance with the SOPs, including insuring against loss or damage to the Raw Materials.

5.5 In addition to the Raw Materials, T&L shall be responsible for providing dextrose conforming to the specifications set forth on Annex D in such quantities and at

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such times as required to enable development of the Products as required under the Development Plan.

5.6 T&L shall be responsible for storing the finished Products and for making the finished Products available for pickup by Genomatica or its designee at the Pilot Plant, in each case as specified in the SOPs. Genomatica shall be responsible for arranging for the pickup of Products from the Pilot Plant at such times as T&L requests. It is anticipated that once per month during the Demonstration Phase, T&L would make a distillation run and would make available Products produced during such run […***…], Genomatica or its designee would pickup such totes within such time as Genomatica and T&L agree (but no more than thirty (30) days) after T&L notifies Genomatica that such totes are available for pickup. The mode of final shipment shall be specified by Genomatica. […***…].

5.7 Subject to the terms of the JDA, all of the by-products (including spent biomass) from the manufacturing of Products shall be disposed of in a manner to be mutually agreed by the Parties.

6 PRICING; PAYMENT TERMS

6.1 For each month during the Term, Genomatica shall pay T&L (i) for the Lab Scale Services a fixed fee of $[…***…] per month (the “Lab Scale Fee”) and (ii) for the Demonstration Services a fixed fee of $[…***…] per month (the “Demonstration Fee” and, together with the Lab Scale Fee, the “Fee”). The Demonstration Fee shall not commence until […***…]. Commencing […***…], the Fee shall increase (but not decrease) based […***…].

6.2 The Fee shall be due and payable by Genomatica to T&L on a monthly basis in advance. In addition, T&L shall issue to Genomatica by the […***…] of each calendar month an invoice of the Fee and all other amounts due and payable by Genomatica under this Agreement for the previous calendar month. Payment shall be due and payable by Genomatica to T&L within […***…] days after receipt of an invoice. Genomatica shall not be entitled to deduct or setoff the amount of any claim asserted against T&L against any monthly Fee or any other invoices. Restrictive endorsements or other statements on checks shall not apply to T&L.

6.3 The currency for invoicing and payment shall be United States dollars.

7 LIMITATION OF LIABILITY; INDEMNIFICATION

7.1 Neither Party nor any of their respective Affiliates shall be liable to the other Party or its Affiliates for any losses or damages arising from any claim relating to

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this Agreement or any of the Services to be provided hereunder or the performance of or failure to perform such Party’s obligations under this Agreement, except to the extent that such losses or damages result or arise from […***…]. Notwithstanding the foregoing, (i) T&L shall not be liable to Genomatica to the extent T&L and its Subcontractors, in performing the Services, apply and follow the SOPs, and Genomatica shall not be entitled to indemnification for any losses or damages resulting or arising from performance of the Services to the extent T&L and its Subcontractors apply and follow the SOPs, and (ii) […***…]. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, ITS AFFILIATES OR ANY THIRD PARTY FOR ANY SPECIAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, IN TORT INCLUDING NEGLIGENCE, BY STATUTE OR UNDER ANY QUASI-CONTRACTUAL THEORY OF LIABILITY, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. The foregoing limitations of liability and damages will not apply and nothing in this Agreement shall affect either Party’s liability for breach of any confidentiality obligation under this Agreement or the JDA or either Party’s indemnification obligations under Article XII of the JDA.

7.2 Except for remedies that cannot be waived as a matter of law and injunctive and provisional relief (including specific performance) and subject to the last sentence of Section 7.1, this Section 7 and Section 8 shall be the exclusive remedy in respect of the subject matter of this Agreement and the transactions contemplated hereby, including for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement).

7.3 Except as specifically provided in Article XI of the JDA, each Party disclaims all warranties of any kind, express or implied, to the fullest extent permitted by Law, including but not limited to the implied warranties of merchantability, fitness for particular purpose and noninfringement. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH REGARD TO THE SUCCESS OF THE SERVICES, THE JOINT DEVELOPMENT PROGRAM OR THE USEFULNESS OF ANY SERVICES, BACKGROUND INTELLECTUAL PROPERTY, PROCESS INTELLECTUAL PROPERTY OR JDA INTELLECTUAL PROPERTY.

8 TERM; TERMINATION

8.1 This Agreement is entered into as of the Signature Date, but shall only become effective upon the Services Effective Date and shall continue (unless earlier terminated pursuant to Section 8.2) until September 15, 2013.

8.2 This Agreement may be terminated:

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(a)	by mutual written consent of T&L and Genomatica;

(b)	by either Party upon written notice to the other Party upon termination of the JDA;

(c)	by Genomatica at any time upon sixty (60) days’ prior written notice to T&L;

(d)	by Genomatica the event T&L has breached in any material respect any representation, warranty, covenant or agreement of T&L contained in this Agreement, Genomatica has notified T&L of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach; or

(e)	by T&L in the event Genomatica has breached in any material respect any representation, warranty, covenant or agreement of Genomatica contained in this Agreement, T&L has notified Genomatica of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach (other than for payment defaults for which the cure period shall be ten (10) days after the receipt of notice).

8.3 Effect of Termination. Upon expiration or termination of this Agreement pursuant to this Section 8, all rights and obligations of the Parties under this Agreement shall terminate, except as provided in this Section 8.3. Termination of this Agreement shall not relieve or release either Party of any right or obligation which, at the time of such termination, has already accrued to such Party or which is attributable to a period prior to such termination (including, without limitation, the payment of all Fees due and payable for any period prior to the effective date of termination), nor will any expiration or termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In the event of termination of this Agreement pursuant to Section 8.2(b), 8.2(c) or 8.2(e), in addition to any other rights or remedies […***…] may have arising under this Agreement or by law, […***…]. The provisions set forth in Sections 8.3 and 9 shall remain in full force and effect and survive any termination of this Agreement.

9 MISCELLANEOUS

9.1 Force Majeure. The Parties shall be exempt from liability in respect of any failure to perform their obligations under this Agreement due to circumstances beyond their reasonable control, including but not limited to those arising from: (i) war, acts of terrorism, fire, epidemic, flood or other acts of God, explosion, civil commotion, strike, lock-out or labor disturbances, acts, regulations or laws of any government, or failure of public utilities or common carriers, (ii) inability to procure raw materials (other than dextrose) due to shortages of raw materials, or (iii) prevention from or hindrance in

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obtaining energy or other utilities. The Party so affected shall give written notice to the other Party of any such force majeure event and shall use its good faith efforts to avoid or remove such causes of non-performance and to continue performance whenever such causes are removed. Should the event(s) of force majeure suffered by a Party extend beyond a three (3)-month period, the other Party may then terminate this Agreement by written notice to the non-performing Party, with the consequences of such termination as set forth in Section 8.3.

9.2 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, or by facsimile transmission; and a notice, request, or consent given under this Agreement is effective on receipt by the person to receive it. All notices, requests, and consents to be sent to a Party must be sent to or made at the following addresses (or such other address as that a Party may specify by notice to the other Party).

If to T&L:	Tate & Lyle Ingredients Americas, Inc.
2200 East Eldorado Street
Decatur, IL 62521
Attention: General Counsel
Facsimile: (217) 421-2935

with a copy to:	Tate & Lyle Ingredients Americas, Inc.
2200 East Eldorado Street
Decatur, IL 62521
Attention: President
Facsimile: (217) 421-4765

If to Genomatica, to:	Genomatica, Inc.
10520 Wateridge Circle
San Diego, CA 92121
Attention: Chief Technology Officer
Facsimile: (858) 824-1772

with a copy to:	Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention: Kay Chandler
Facsimile: (858) 550-6420

Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

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9.3 Entire Agreement; Superseded. This Agreement, together with the Annexes hereto, and the JDA (and exhibits thereto) constitute the entire agreement of the Parties relating to the subject matter hereof and thereof and supersede all prior contracts or agreements with respect to the development of a process for Bio BDO, whether oral or written, including the NDA.

9.4 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Party in the performance by that Party of its obligations is not a consent or waiver to or of any other breach or default in the performance by that Party of the same or any other obligations of that Party. Failure on the part of a Party to complain of any act of any Party or to declare the other Party in default, irrespective of how long that failure continues, does not constitute a waiver by that Party of its rights with respect to that default until the applicable statute-of-limitations period has run.

9.5 Amendment or Modification. This Agreement may be amended, modified, or supplemented only by a written instrument duly executed by each of the Parties to, which instrument shall specifically indicate that it is the desire of the Parties to amend, modify or supplement this Agreement, and similarly may be waived only by a written instrument duly executed by the waiving Party.

9.6 Amendment or Modification. This Agreement may be amended, modified, or supplemented only by a written instrument duly executed by each of the Parties to this Agreement, which instrument shall specifically indicate that it is the desire of the Parties to amend, modify or supplement this Agreement, and similarly may be waived only by a written instrument duly executed by the waiving Party.

9.7 Binding Act. This Agreement is binding on and inures to the benefit of the Parties and their respective heirs, legal representatives, successors, and assigns.

9.8 Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

9.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by Law.

9.10 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

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9.11 No Third Party Beneficiaries. The provisions hereof are solely for the benefit of the Parties and are not intended to, and shall not be construed to, confer a right or benefit on any other Person.

9.12 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing Parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

9.13 Assignability. Unless expressly provided otherwise in this Agreement, no Party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement, except with the written consent of the other Party, not to be unreasonably withheld or delayed; provided, however, that a Party may, without the other Party’s consent, assign or otherwise transfer its rights or obligations under this Agreement to (a) a successor in interest to all or substantially all of the business of such Party to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise, or (ii) any Affiliate. In the event of any assignment of this Agreement by a Party to an Affiliate pursuant to this Section 9.13, the assigning Party shall remain liable and responsible to the non assigning Party hereto for the performance and observance of all such rights and obligations by such Affiliate. Any assignment of this Agreement in contravention of this Section 9.13 shall be null and void.

9.14 Resolutions of Disputes.

(a)	The Parties will use commercially reasonable efforts to resolve any dispute through good faith negotiations. If within […***…] of any dispute being notified to the other Party the dispute has not been satisfactorily concluded, then unless otherwise agreed, the Parties shall refer the dispute to the President of T&L and the Chief Executive Officer of Genomatica. If within […***…] of the dispute being referred to the individuals referenced in the prior sentence the dispute has not been satisfactorily concluded, then either Party may (but is not required to) refer the dispute for resolution pursuant to Section 9.14(b).

(b)	Following negotiations pursuant to Section 9.14(a), any remaining dispute, controversy, or claim arising under, out of or relating to this Agreement (and subsequent amendments thereof), its validity, binding effect, interpretation, performance, breach or termination, including tort claims, shall be finally determined by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, as in force at the time when the arbitration is initiated. The arbitral tribunal shall consist of three (3) mutually acceptable arbitrators. The place of arbitration shall be […***…]. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

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9.15 Headings and Recitals. The headings and recitals used herein are for ease of reference and information and do not affect the interpretation of the Article to which they relate or the interpretation of this Agreement in any other respect.

9.16 Confidential Information. All Confidential Information of a Party disclosed or made available pursuant to this Agreement shall be treated as Confidential Information under the JDA.

[signature page follows]

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IN WITNESS hereof, the Parties have caused this Agreement to be executed as of the Signature Date.

TATE & LYLE INGREDIENTS AMERICAS, INC.

By:	/s/ Matt Wineinger

Title:	President

GENOMATICA, INC.

By:	/s/ William Baum

Title:	Executive Chairman

SIGNATURE PAGE TO SERVICES AGREEMENT (DP)

Annex A

Products

Polymer-grade Bio-BDO produced in the manner described in the JDA

Annex B

Insurance for the Lab Facility, the Pilot Plant and the Equipment

[...***...]

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Annex C

Raw Materials

[…***…]

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Annex D

Specifications for Dextrose

[...***...]

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